EXHIBIT 10.37

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into by and between Wyndcrest DD Florida, Inc. (the “Company”) and Jonathan Teaford (“Employee”).

1. Employment.

The Company agrees to employ Employee, and Employee agrees to perform his services exclusively for the Company, on the terms and conditions set forth in this Agreement.

2. Term.

The term of this Agreement (the “Term”) shall commence on March 8, 2009, (“Commencement Date”) and shall, unless terminated sooner pursuant to the provisions of Section 6, terminate on March 8, 2012. On the second anniversary of the Commencement Date, the Term shall, subject to the termination provisions of Section 6, be automatically extended for an additional period of one year ending on March 8, 2013, unless either the Company or Employee notifies the other in writing, not less than one hundred twenty (120) days prior to such second anniversary, that it or he does not wish the Term to be so extended.

3. Position and Duties.

During the term of his employment under this Agreement, Employee shall serve as the “President” and “Chief Financial Officer” of the Company. In such position, Employee will have the authority and responsibility normally attendant to an employee holding such position and will, among other things, be responsible for overseeing and managing the Company’s operations, finance, other activities and business development related thereto, adhering to the budgets set forth and approved by the Company, taking direction from Chief Executive Officer, and acting at all times in the Company’s best interests. From time to time Employee may be asked to perform other duties for the Company which may include, but shall not be limited to, sitting on various committees, acting on behalf of the Company for trade organizations, and/or assisting others in the Company in their divisions. Employee shall report directly to the Chief Executive Officer of the Company. Employee will at all times perform all of the duties and obligations required of him by the terms of this Agreement in a loyal and conscientious manner and to the best of Employee’s ability and experience.

4. Base Salary and Bonus Compensation.

(a) In consideration for all rights and services provided by Employee, Employee shall receive an annual base salary of $300,000.00 (the “Base Salary”). Such Base Salary shall be payable at such intervals as salaries are paid by the Company to other employees of the Company, subject to the usual and required employee payroll deductions and withholdings. The Base Salary shall be subject to minimum annual increases of 7% over the prior year’s Base Salary, with any increase in excess of such minimum to be determined by the Company’s Board of Directors (or the Compensation Committee of such Board of Directors), in its sole and absolute discretion.

(b) In addition to the Base Salary, Employee will be eligible to receive an annual discretionary bonus (the “Annual Bonus”). Employee’s Annual Bonus during the Term shall be unconditionally guaranteed at a non-discretionary minimum of 20% of the then applicable Base Salary, provided that any amount in addition thereto shall be within the sole and absolute discretion of the Company’s Board of Directors (or the Compensation Committee of the Board of Directors) and shall be based upon Employee’s achievement of certain mutually agreed objectives and goals and/or Employee’s contribution to the success of the Company’s financial and business objectives and goals for the fiscal year with respect to which the Annual Bonus is calculated, such determination to be made by the Company’s Board of Directors (or the Compensation Committee of the Board of Directors) in its sole and absolute discretion. The Company’s overall financial performance will also be considered in determining whether any of the discretionary portion of the Annual Bonus is awarded and, if so, the amount. Employee must remain continuously employed by Company through the date on which the Annual Bonus is paid to be eligible to receive such Annual Bonus. In any event, the Annual Bonus payable for a given year shall be paid no later than February 28 of the following year. Any Annual Bonus shall be subject to all required federal, state and local tax withholding.

(c) The Company shall pay to Employee, within 10 days of a Relocation Decision (as defined below), an amount equal to $100,000 (the “Relocation Payment”), which amount shall be in lieu of any relocation or similar benefit. A Relocation Decision shall occur with the Company decides to relocate the Company’s offices more than 40 miles from Hobe Sound, Florida.

5. Expenses and Benefits.

(a) Employee shall be entitled to reimbursement for all reasonable and ordinary expenses incurred by Employee in the course of, and directly related to, the rendering of services pursuant to this Agreement in accordance with the Company’s policies for reimbursement of such expenses, and the limitations thereon, that are in effect at the time such expenses are incurred. Such expenses shall be supported by reasonable documentation and accepted standards and rules that the Company will put into place from time to time.

(b) During his employment under this Agreement, Employee shall be entitled to participate in or receive benefits under the Company’s medical, health, disability, retirement, welfare and insurance plans and arrangements then in effect and generally made available from time to time to the management employees of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.

(c) Employee shall be entitled to twenty (20) days of paid vacation each year during the Term. Such vacation time shall accrue and cumulate in accordance with the Company’s vacation policy.

(d) Employee shall be elected as a Director of the Company and any Company subsidiaries, subject to the approval of the Company’s stockholders, to serve in such capacity until the expiration or termination of this Agreement. The Company agrees to use its reasonable efforts to procure all of these approvals.

(e) Upon Employee’s completion of five (5) years of full-time continuous employment with the Company, Employee shall be entitled to a paid sabbatical for a period of up to six (6) weeks.

(f) Employee shall be entitled to reimbursement of legal expenses incurred by Employee in the event any entity institutes legal action against Employee based on Employee entering into this Agreement and/or related to Employee’s efforts as an employee or member of the Board of Directors of the Company. The contents of this section shall in no way limit indemnification provisions contained in other agreements or documents of the Company.

6. Termination.

(a) The Company may terminate Employee’s employment and the Company’s obligations under this Agreement at any time “for cause,” subject, in each case, only to the termination compensation requirements set forth in Section 7. The following shall constitute termination “for cause”:

(1) Employee’s death or permanent disability; or

(2) The Company’s termination of Employee under any of the following circumstances, which also shall without limitation each be deemed to be a material breach of this Agreement:

(i)   The material breach by Employee of any material covenant contained in this Agreement or in Exhibit A;

(ii)  The material breach by the Employee of any material provision of the Company’s rules, regulations, policies or procedures in effect from time to time;

(iii) The repudiation or purported termination of this Agreement by Employee (other than a termination by Employee pursuant to Section 6(b)); or

(iv) The conviction (by trial or upon a plea) of Employee of a felony involving moral turpitude;

provided that, with respect to paragraphs (i) and (ii) supra, if the underlying breach is capable of cure, the basis of a “for cause” termination by the Company shall only arise if such breach is not cured within thirty (30) days after written demand for cure is given to Employee by the Company identifying such breach with reasonable particularity.

(b) Employee may terminate Employee’s employment under this Agreement and the Company’s obligations under this Agreement if:

(1) The Company materially breaches any material covenant contained in this Agreement which breach, if capable of cure, is not cured within thirty (30) days after written demand for cure is given to the Company by Employee identifying the breach with reasonable particularity; or

(2) The Company assigns to Employee duties and responsibilities substantially inconsistent with the duties and responsibilities described in Section 3 of this Agreement and (i) Employee thereafter notifies the Company in writing of the fact that Employee believes such has occurred, describing with reasonable particularity the facts upon which such conclusion is based, and (ii) the Company fails, within forty-five (45) days following receipt of such notice, to reassign to Employee duties and responsibilities substantially consistent with those described in Section 3 hereof.

(c)     Any termination by the Company or by Employee pursuant to this Section 6 shall be effected by written notice of termination given to the other, and such termination shall be effective upon the giving of such notice, unless, in the case of a termination notice given by the Company to Employee, such notice states that the termination shall become effective on a later date (“Delayed Termination”), in which case such termination shall become effective on the date set forth in the notice. In the event of a Delayed Termination, the Company shall have the right in its sole discretion to determine whether or not Employee comes into the office and works during the period of time from the date the notice is given until the termination date; provided that, in any case, Employee shall be considered a full-time employee of the Company through the termination date.

7. Compensation Upon Termination.

(a) If the Company terminates Employee’s employment and its obligations under this Agreement for cause, the Company shall pay Employee his Base Salary and accrued but unused vacation through the date on which his employment is terminated, and the Company shall have no other obligations to Employee under this Agreement after the date of termination; provided that the Company shall retain all rights and remedies it may have against Employee by reason of any breach of this Agreement by Employee.

(b) If the Company terminates Employee’s employment under this Agreement other than for cause, or if Employee terminates such employment pursuant to Section 6(b) of this Agreement, then in either such event the Company shall pay Employee his accrued compensation through the date on which his employment is terminated, and additionally shall continue to pay to Employee the Base Salary for a period equal to twenty four (24) months (or such lesser period as is coextensive with the remainder of the Term, as extended, with such lesser period not to be less than twelve (12) months) following the termination of employment. Continuation of Base Salary under this clause (b) shall be paid in accordance with the Company’s normal payroll practices at the time such amounts would otherwise have been paid to the Employee, except as provide in Section 11(g) to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Company retains the right to discontinue any severance payments if Employee, after termination, acts in such a manner as to harm or defame the Company.

8. Non-Solicitation of Employees.

Employee agrees that he will not at any time during the Term, or during the twelve-month period following any termination of this Agreement or his employment hereunder, solicit (directly or indirectly) any employees or then engaged contractors of the Company to render services as an employee or contractor for or on behalf of Employee or any other person; provided that with respect to any such employee or contractor personally recruited to the Company by Employee after the Commencement Date, such obligation shall be in effect for the Term and for a period of six (6) months following any such termination.

9. Confidentiality.

The terms of the Confidential Information and Inventions Agreement attached hereto as Exhibit A are incorporated herein by this reference as if set forth in full herein and Employee agrees to act in accordance with and be bound by all of such terms. Employee covenants and agrees to keep the specific terms and provisions of this Agreement (other than compensation) in strictest confidence and not to disclose the same to any other person, other than Employee’s legal, accounting and financial advisers, to the extent necessary in order for them to discharge their professional responsibilities to Employee.

10. Rules, Regulations, Policies and Procedures.

Employee acknowledges that he shall perform his services in full compliance with all of the Company’s rules, regulations, policies and procedures, as the same may be in effect from time to time.

11. Miscellaneous Provisions.

(a) Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered properly given if delivered to the address set forth below, in the case of the Company, or to the address set forth beneath Employee’s signature hereto, in the case of Employee, by (1) U.S. certified mail, return receipt requested, postage prepaid, (2) facsimile with confirmation of successful transmission, or (3) personal delivery. Either party may change his or its address by giving written notice of the change to the other party in accordance with this provision. Any notice given prior to the notice of change of address shall not be affected by the notice of address change.

Address for the Company:

Wyndcrest DD Florida, Inc.
11450 SE Dixie Highway, Suite 500
Hobe Sound, Florida 33455
Attention: Chief Financial Officer
Telecopier: (772) 545-9065

(b) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect thereto.

(c) Employee Representation. Employee hereby represents to the Company that the execution and delivery of this Agreement by Employee and the Company and the performance by Employee of Employee’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Employee is a party or otherwise bound.

(d) Governing Law and Venue. This Agreement shall be enforced, governed by and construed in accordance with the laws of the State of Florida. The parties agree that all actions or proceedings initiated by either party hereto arising directly or indirectly out of this Agreement shall be litigated in federal or state court in West Palm Beach, Florida. The parties hereto expressly submit and consent in advance to such jurisdiction and agree that service of summons and complaint or other process or papers may be made by registered or certified mail addressed to the relevant party at the address set forth herein. The parties hereto waive any claim that a federal or state court in West Palm Beach, Florida, is an inconvenient or an improper forum.

(e) Assignment. This Agreement, and all of Employee’s rights and duties hereunder, shall not be assignable or delegable by Employee. Any purported assignment or delegation by Employee in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(f) Survival. The terms set forth in Sections 7-11, inclusive, shall survive any termination of this Agreement.

(g) Section 409A. All payments of “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) are intended to comply with the requirements of Code Section 409A, and shall be interpreted in accordance therewith. Neither party individually or in combination may accelerate any such deferred payment, except in compliance with Code Section 409A, and no amount shall be paid prior to the earliest date on which it is permitted to be paid under Code Section 409A. In the event that the Employee is determined to be a “key employee” (as defined in Code Section 416(i) (without regard to paragraph (5) thereof)) of Company at a time when its stock is deemed to be publicly traded on an established securities market, payments determined to be “nonqualified deferred compensation” payable following termination of employment shall be made no earlier than the earlier of (i) the last day of the sixth (6th) complete calendar month following such termination of employment, or (ii) the Employee’s death, consistent with the provisions of Code Section 409A. Any payment delayed by reason of the prior sentence shall be paid out in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule. Unless otherwise expressly provided, any payment of compensation by Company to the Employee, whether pursuant to this Agreement or otherwise, shall be made within two and one-half months (2½ months) after the end of the calendar year in which the Employee’s right to such payment vests (i.e., is not subject to a substantial risk of forfeiture for purposes of Code Section 409A). Notwithstanding anything herein to the contrary, no amendment may be made to this Agreement if it would cause the Agreement or any payment hereunder not to be in compliance with Code Section 409A.

(h) Cooperation. Employee shall provide Employee’s reasonable cooperation to the Company in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Employee’s employment hereunder, provided that the Company reimburses Employee for any costs or expenses reasonably incurred in connection with such cooperation.

(i)  Severability. If any provision of this Agreement is determined to be invalid or unenforceable for any reason and to any extent, the remainder of this Agreement shall not be affected thereby, but shall be enforced to the greatest extent permitted by law.

(j) Captions. All titles and captions of sections and subsections contained in the Agreement are for convenience or reference only and shall not be deemed part of this Agreement.

(k) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

In witness whereof, the parties hereto intending to be bound hereby execute and deliver this Employment Agreement as of the 27th day of July, 2009.

WYNDCREST DD FLORIDA, INC.

/s/ John C. Textor
John C. Textor
Chairman and Chief Executive Officer

By Employee:

/s/ Jonathan Teaford
Jonathan Teaford
Address:
P.O. Box 1955
Hobe Sound, FL 33455

EXHIBIT A

[See Attached Employee Confidential Information and Inventions Agreement]